Comptroller of the Currency
Administrator of National Banks

Washington, D.C. 20219

Certificate of Corporate Existence and Fiduciary Powers

I, John D. Hawke, Jr., Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession , custody and control of all records pertaining to the chartering of all National Banking Associations.

2. "Wells Fargo Bank, National Association," Sioux Falls, South Dakota, (Charter No. 1741) is a National Banking Association formed under the laws of the United States and is authorized thereunder to transact the business of banking and exercise Fiduciary Powers on the date of this Certificate.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and caused my seal of office to be affixed to these presents at the Treasury Department in the City of Washington and District of Columbia, this March 2, 2004.

John D. Hawke, Jr.

Comptroller of the Currency